Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Penford Corporation and subsidiaries:

We consent to the incorporation by reference in the registration statements (Nos. 333-167010 and 333-104509) on Form S-3 and registration statements (Nos. 333-182753, 333-133160, 333-92356, 333-23433, and 033-58799) on Form S-8 of Penford Corporation and subsidiaries of our reports dated November 13, 2014, with respect to the consolidated balance sheets of Penford Corporation and subsidiaries as of August 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and shareholders’ equity for each of the years in the three-year period ended August 31, 2014, and our report relating to the effectiveness of internal control over financial reporting as of August 31, 2014 dated November 13, 2014, which reports appear in the August 31, 2014 annual report on Form 10-K of Penford Corporation and subsidiaries.

Our report on the effectiveness of internal control over financial reporting expresses our opinion that Penford Corporation and subsidiaries did not maintain effective internal control over financial reporting as of August 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to resources necessary for effective internal controls was identified and included in management’s assessment.

/s/ KPMG LLP

Denver, Colorado

November 13, 2014